Exhibit 3.13

                            ARTICLES OF INCORPORATION

                                       OF

                          SEISMIC SAFETY PRODUCTS, INC.


                                    ARTICLE I

                                      Name

          The name of this Corporation is Seismic Safety Products, Inc. (the "Corporation").


                                   ARTICLE II

                                  Capital Stock

          The total number of shares which the Corporation is authorized to issue is one million (1,000,000) shares of Common Stock without par value, which shall be the only class of shares of the Corporation.


                                   ARTICLE III

                              No Preemptive Rights

          Except as may otherwise be provided by the Board of Directors, no holder of any shares of the Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of the Corporation of any class or kind now or hereafter authorized.


                                   ARTICLE IV

                               Number of Directors

          A. The Corporation shall have at least one director, the actual number to be prescribed in the Bylaws. The initial Board of Directors shall consist of one director, whose name and address is as follows:

             Donald A. Wright
             434 Olds Station Road
             Wenatchee, Wa.  98801

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          B. The term of the initial director shall be until the first annual meeting of the shareholders of the Corporation and until a successor shall have been elected and is qualified, unless the director is removed in accordance with the provisions of the Bylaws.


                                    ARTICLE V

                              No Cumulative Voting

          There shall be no cumulative voting of shares in the Corporation.


                                   ARTICLE VI

               Shareholder Voting on Significant Corporate Action

          Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the respective voting group if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.


                                   ARTICLE VII

                        Limitation on Director Liability

          To the fullest extent permitted by Washington law and subject to the Bylaws of the Corporation, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of the Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.


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                                  ARTICLE VIII

                          Indemnification of Directors

          To the fullest extent permitted by its Bylaws and Washington law, the Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.


                                   ARTICLE IX

                     Registered Office and Registered Agent

          A. The initial registered agent of the Corporation in the State of Washington is JGB Service Corporation.

          B. The street address of the initial registered office of the Corporation in the State of Washington is 600 University Street, Suite 3600, Seattle, Washington 98101.


                                    ARTICLE X

                                  Incorporator

          The name and address of the incorporator is as follows:

               Sheryl A. Symonds
               600 University Street
               Suite 3600
               Seattle, Wa.  98101


DATED: Oct. 12, 1995                   /s/ SHERYL A. SYMONDS
       ----------------------          -----------------------------------------
                                       Sheryl A. Symonds
                                       Incorporator

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                   CONSENT TO APPOINTMENT AS REGISTERED AGENT

          The undersigned hereby consents to serve as registered agent for Seismic Safety Products, Inc., in the State of Washington.

          DATED this 18th day of October, 1995.


                                       JGB Service Corporation



                                       /s/ LUCIE P. ROBITAILLE
                                       ----------------------------------
                                       Lucie P. Robitaille
                                       Assistant Secretary
                                       600 University Street
                                       Suite 3600
                                       Seattle, Wa.  98101